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                                                                     EXHIBIT 2.3



                  SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT

         SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT (this "Amendment"), dated August 15, 1997, by and among DS Group Limited, a corporation formed under the laws of England and Wales ("Buyer"), Thermadyne Holdings Corporation, a Delaware corporation ("Holdings"), and Deloro Stellite Holdings Corporation, a Delaware corporation formerly known as MAG Acquisition Corp. and Deloro Stellite Corporation (the "Company").

                                   RECITALS:

         WHEREAS, Buyer, Holdings and the Company are parties to that certain Stock Purchase Agreement dated July 11, 1997, as amended by that certain First Amendment to Stock Purchase Agreement dated August 1, 1997 (as amended, the "Stock Purchase Agreement") pursuant to which Buyer will acquire all of the issued and outstanding capital stock of the Company; and

         WHEREAS, Buyer, Holdings and the Company desire to amend certain provisions of the Stock Purchase Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                             AMENDMENT OF AGREEMENT

         Section 1.1      Financing.  (a) Clause (i) of the first sentence of
Section 4.7 of the Stock Purchase Agreement is amended in its entirety to read as follows:

                 (i) the unconditional commitment, subject only to the satisfaction or waiver of the conditions set forth in Sections
                 6.1 and 6.2, of Morgan Grenfell Development Capital Syndications Limited to make an equity investment of $50 million in Buyer (as set forth in the letter agreement, dated August 15, 1997, between Buyer and Morgan Grenfell Development Capital Syndications Limited, the "Equity Commitment"),

                 (b) The last sentence of Section 4.7 of the Stock Purchase Agreement is deleted in its entirety and Section 4.7 is further amended to add the following provisions in lieu thereof:

                 Buyer agrees to use its reasonable best efforts (i) to determine a tax structure for the transactions contemplated by this Agreement that is acceptable to Buyer and Morgan
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                 Grenfell Development Capital Limited and (ii) to secure the services of an executive Chairman of Buyer to assist with the management of the business and operations of the Company after the closing of this Agreement. In the event Buyer succeeds in fulfilling the undertakings set forth in clauses (i) and (ii) above, Buyer agrees to use its reasonable best efforts to cause the provider of the Debt Commitment to modify it so that funding thereunder is subject to no conditions other than the closing of this Agreement, apart from the payment of the Purchase Price, upon fulfillment of the conditions set forth in Section 6.1 and Sections 6.2(a), 6.2(b) and 6.2(c) no later than 5:00 p.m. (New York City time) on August 29, 1997. Upon the modification of the Debt Commitment contemplated by the prior sentence, Buyer agrees to use its reasonable best efforts to cause the funding under the Equity Commitment and the Debt Commitment to occur in accordance with their terms.

         Section 1.2 No Solicitation. Section 5.6 of the Stock Purchase Agreement is hereby amended in its entirety to read as follows:

                 SECTION 5.6. No Solicitation.   None of Holdings, the Company
         or any Subsidiary of the Company nor any representative of Holdings, the Company or any Subsidiary of the Company will directly or indirectly, through any officer, director, agent or otherwise (a) solicit, initiate or encourage the submission of inquiries, proposals or offers from any person relating to any acquisition or purchase of assets or capital stock of the Company or any of its Subsidiaries or any other transaction that would result in the transfer of control of the Company or any of its Subsidiaries or an investment by any person in the Company or any Subsidiaries (each an "Acquisition Proposal"), or (b) participate in any discussions or negotiations regarding an Acquisition Proposal or any of the foregoing or furnish to any person any information concerning the Company or any of its Subsidiaries or any of the foregoing, except to the extent required by law, or (c) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Holdings and the Company procure that they and their respective representatives shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The foregoing provisions of this Section 5.6 shall no longer be effective after 9:00 a.m. (New York City time) on August 25, 1997 if Buyer shall not have delivered to Holdings a new unconditional Debt Commitment or modified the existing Debt Commitment in the manner contemplated by Section 9.1(c)(iii); provided, however, that the provisions of this Section 5.6 shall be reinstated upon the delivery to Holdings of such Debt Commitment.

                 Section 1.3 CHPO Deloro Receivable. Article V of the Agreement is hereby amended to add the following Section 5.18:

                          SECTION 5.18     CHPO Deloro Receivable.  In
         connection with the adjustment to the Closing Date Balance Sheet to reflect a provision for doubtful account in the

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         amount of $615,000 relating to the account receivable of CHPO Deloro,
         Buyer agrees to pay in cash to Holdings (provided that no amount received by the Company or any of its Subsidiaries from CHPO Deloro with respect to any items sold to CHPO Deloro after the date hereof shall be deemed payable pursuant to this Section):

                                        (i)     the first $100,000 realized
                          (whether by payment, offset, forgiveness or compromise) with respect to such account receivable; and thereafter

                                        (ii)    fifty percent (50%) of any
                          amount so realized in excess of $100,000 until the amount so realized and not paid to Holdings is equal to the sum of (1) all costs required to be paid by Buyer pursuant to the proviso to the last sentence of
                          Section 8.4(a) and (2) all Indemnifiable Losses to the extent relating to, resulting from or arising out of the litigation referred to in Item 5 of Section
                          3.11 of the Disclosure Schedule that are not subject to indemnification from Holdings pursuant to clause
                          (viii) of Section 8.3(a); and thereafter

                                        (iii)   one hundred percent (100%) of
                          any amount realized (whether by payment, offset, forgiveness or compromise) with respect to such account receivable.

         Any such payment shall be made by wire transfer of immediately available funds to the account designated by Holdings pursuant to
         Section 2.2 of the Agreement and shall be paid as promptly as possible upon realization by Buyer.

                 Section 1.4 Indemnification. Clause (viii) of Section 8.3(a) of the Stock Purchase Agreement is hereby amended in its entirety to read as follows:

                 (viii) the first $100,000 of any and all Indemnifiable Losses and fifty percent (50%) of any and all Indemnifiable Losses thereafter to the extent relating to, resulting from or arising out of the litigation referred to in Item 5 of Section 3.11 of the Disclosure Schedule; provided, that Holdings' obligations under this clause
         (viii) are subject to the condition that, after the Closing, the Company agrees that it will not enter into a French joint venture or set up a wholly-owned French subsidiary that competes with CHPO Deloro prior to the settlement or judicial resolution of the litigation referred to in Item 5 of Section 3.11 of the Disclosure Schedule; provided, further, that in calculating Indemnifiable Losses for purposes of this clause (viii), the offset, forgiveness or compromise of the account receivable of CHPO Deloro that is the subject of
         Section 5.18 shall not be an Indemnifiable Loss.

         Section 1.5 Termination. (a) Section 9.1(c)(iii) of the Stock Purchase Agreement is hereby amended to read in its entirety as follows:
"(iii) fail, prior to 5:00 p.m. (New York City time) on August 29, 1997, to deliver to Holdings a new unconditional Debt Commitment or modify

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the existing Debt Commitment so that there shall be no conditions to funding thereunder other than the closing of this Agreement, apart from payment of the Purchase Price, upon fulfillment of the conditions set forth in Section 6.1 and Sections 6.2(a), 6.2(b) and 6.2(c);"

                 (b) Section 9.1 of the Stock Purchase Agreement is amended to add the following subsection (e):

                                  (e) by the Buyer, on or after September 5,
                 1997, if Buyer shall fail, prior to 5:00 p.m. (New York City time) on August 29, 1997, to deliver to Holdings a new unconditional Debt Commitment or modify the existing Debt Commitment so that there shall be no conditions to funding thereunder other than the closing of this Agreement, apart from payment of the Purchase Price, upon fulfillment of the conditions set forth in Section 6.1 and Sections 6.2(a), 6.2(b) and 6.2(c).

                                   ARTICLE II

                                 MISCELLANEOUS

         Section 2.1 Defined Terms. All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Stock Purchase Agreement as hereby amended.

         Section 2.2 Effect of Amendment. Except as specifically provided herein, the Stock Purchase Agreement is in all respects ratified and confirmed. All of the terms, conditions and provisions of the Stock Purchase Agreement as hereby amended shall be and remain in full force and effect.

         Section 2.3 Entire Agreement. This Amendment, together with the unaltered portions of the Stock Purchase Agreement, embodies the entire agreement and understanding of the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

         Section 2.4 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws rules thereof.

         Section 2.5 Duplicate Originals. This Amendment may be executed in as many counterparts as may be necessary or convenient and each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same agreement.

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.


                                           DS GROUP LIMITED



                                           By: /s/ DAN W. LORDEN
                                           Name:    Dan W. Lorden
                                           Title:   Director


                                           THERMADYNE HOLDINGS CORPORATION



                                           By:/s/ JAMES H. TATE
                                           Name:    James H. Tate
                                           Title:   Senior Vice President and
                                                    Chief Financial Officer


                                           DELORO STELLITE HOLDINGS CORPORATION



                                           By:/s/ JAMES H. TATE
                                           Name:    James H. Tate
                                           Title:   Senior Vice President and
                                                    Chief Financial Officer


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